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                                                              Exhibit 99.B.4.101

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract and the Certificate, if applicable, are endorsed as follows.

Where loans are available under the terms of the Plan under Section 401(a), 401(k) or 457(b) of the Code:

Add the following to the WAIVER OF FIXED PLUS ACCOUNT FULL WITHDRAWAL PROVISION section of CONTRACT SCHEDULE I - ACCUMULATION PHASE:

    When a full withdrawal is requested, payment from the Fixed Plus Account is not limited as described in 6.04 when the withdrawal is made as a loan taken in accordance with the terms of the Plan. The withdrawal is made on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the loan withdrawal and agreed to by the Company.

Add the following to the WAIVER OF WITHDRAWAL CHARGE section of CONTRACT
SCHEDULE I - ACCUMULATION PHASE:

    The withdrawal charge does not apply when the withdrawal is made as a loan taken in accordance with the terms of the Plan. The withdrawal is made on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the loan withdrawal and agreed to by the Company.

In SECTION 8. TRANSFERS, WITHDRAWALS AND DISTRIBUTIONS, add the following sentence to the end of the second paragraph of the section entitled WITHDRAWALS.

    However, in the case of a withdrawal paid as a loan taken in accordance with the terms of the Plan, a partial withdrawal is satisfied by withdrawing amounts on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the loan withdrawal and agreed to by the Company.

Endorsed and made a part of the Contract and the Certificate, if applicable, on the later of the date of receipt of any required state approval or the Effective Date of the Contract.


                                      /s/ Keith Gubbay

                                      President
                                      ING Life Insurance and Annuity Company